EXHIBIT 10.14

                               LETTER OF AGREEMENT

This binding Letter of Agreement, dated March 27, 2000 will memorialize the understandings between 5th Avenue Channel Corp., a Florida corporation ("5th Ave") and Pointe Video Advertising, a corporation to be incorporated in the State in Florida ("Licensee") whereby under the terms of this Agreement, 5th Ave agrees to grant to Licensee the right to develop certain markets for and sell certain types of advertising in certain territories for NetVideoLegal.com, one of 5th Ave's NetVideoNetworks.

5th Ave agrees to develop a NetVideoLegal.com website, accessible through that URL, that will be cross-promoted by 5th Ave at its discretion on its other websites, on its television channel, and through other methods of promotion that 5th Ave may have or develop from time to time. 5th Ave will supply all the technology required for the site including the technology required for video streaming. All personnel required for the development, maintenance and management of NetVideoLegal.com shall be the responsibility of 5th Ave.

5th Ave grants to Licensee the exclusive right to sell advertising on NetVideoLegal.com to lawyers, law firms and legal referral and ancillary services doing business in New Jersey, Washington, D.C., Pennsylvania, Maryland and Delaware. Other categories of advertisers remain with 5th Ave. For the latter of one year or until Licensee has recouped its investment, which shall include the $500,000 payment and all third party expenses, 50% of all other categories of advertising revenue on NetVideoLegal.com placed by 5th Ave shall be retained by Licensee.

For the rights described in this Agreement, Licensee agrees to pay to 5th Ave $500,000 commencing with a payment of $50,000 on March 29, 2000 and subsequent payments on a schedule to be mutually agreed by the parties. 5th Ave agrees to grant to Licensee 200,000 warrants to purchase 5th Ave's Common Stock. 75,000 of these warrants are at $5.25, 75,000 at $6.00 and 50,000 at $7.00. 5th Ave will include them in its upcoming SB-2 Registration. The warrants will have a term of two years from date of issue. The length of this Agreement shall be for one year, continually renewable at option of Licensee. Upon renewal and subsequent to recoupment, the party bringing in the legal advertising, be it 5th Ave or Licensee, shall receive 60% of the legal advertising revenue for the length of this Agreement. The other party shall receive 40%.

If Licensee has not received $500,000 in net advertising revenues in 18 months from the commencement of this Agreement, 5th Ave shall have the right to purchase the rights back from Licensee for the total of $500,000 and third party expenses less the amount of net advertising revenues actually received by Licensee. Such repurchase shall be in 5th Ave Common Stock.

The parties intend to negotiate a more complete agreement. However, until such time, if any, that such an agreement is signed, this Agreement shall be considered binding upon the parties.

/s/ PRESIDENT ELECT                              /s/ MEL ROSEN           3/27/00
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Pointe Video Advertising, Inc.   Date            Mel Rosen                  Date
(A Florida corporation to be formed)             5th Avenue Channel Corp.